Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics Third Quarter Net Loss

Decreases by 68% in 2010 Compared to 2009

October 28, 2010 Seattle—Cell Therapeutics, Inc. (“CTI” or the “Company”) (NASDAQ and MTA: CTIC) today reported recent accomplishments and financial results for the third quarter ended September 30, 2010.

“We have made solid progress in controlling costs with a 52% decrease in net operating expense and a 68% decrease in net loss for the quarter compared to the same period last year while strengthening the balance sheet with the recent financing,” said James A. Bianco, M.D., Chief Executive Officer of the Company. “We continue to advance pixantrone toward a Marketing Authorization Application submission in the E.U. and readying the clinical trial networks for initiating the PIX 306 follow-on pivotal clinical study.”

Recent Highlights

•

Received positive opinion agreeing to the Pediatric Investigation Plan for pixantrone from the Pediatric Committee (PDCO) of the European Medicines Agency (EMA). Additionally, the PDCO also recommended deferral of the initiation of the clinical studies until after the drug receives EMA approval.

•	Announced intention to appeal the U.S. Food and Drug Administration’s (the “FDA”) decision on New Drug Application (NDA) for pixantrone, which submission is targeted for November.

•	Submitted PIX306 follow-on pivotal study to the newly created Division of Hematologic Products at FDA for review.

•	Retired all convertible debt due in 2010

•

The Mayo Clinic’s clinical trial network, the North Central Cancer Treatment Group (“NCCTG”), initiated patient enrollment in two phase II programs conducted by the NCCTG: one clinical trial with pixantrone in metastatic breast cancer and one clinical trial using brostallicin in triple negative metastatic breast cancer.

www.CellTherapeutics.com

For the quarter ended September 30, 2010, total net operating expenses decreased 52% to $13.0 million compared to $27.1 million for the same period in 2009. The decrease was mainly due to decreased expenses related to non-cash equity based compensation and a reduction in research and development expense. Net loss attributable to common shareholders also decreased 68% to $15.6 million ($0.02 per share) for the quarter ended September 30, 2010 compared to a net loss attributable to common shareholders of $48.8 million ($0.09 per share) for the same period in 2009. The reduction in net loss is mainly due to lower operating expenses, lower deemed dividends on preferred stock issuances and a one-time milestone modification expense accounted for in 2009.

For the nine months ended September 30, 2010, total net operating expenses were $58.8 million, compared to $55.4 million for the same period in 2009. The increase in net operating expenses is mainly a result of an increase in non-cash equity based compensation expense in 2010 and a $10.2 million gain on the sale of the Company’s investment in the Zevalin joint venture in the first quarter of 2009. Net loss attributable to common shareholders was $113.4 million ($0.17 per share), compared to a net loss attributable to common shareholders of $89.4 million ($0.21 per share) for the same period in 2009. For the nine month period, the increase in net loss is mainly due to an increase in non-cash expenses including deemed dividends on preferred stock issuances and equity based compensation for 2010.

CTI had approximately $17.3 million in cash and cash equivalents as of September 30, 2010. This amount was before the receipt of $21.0 million in gross proceeds received from the Company’s equity financing in October 2010.

Conference Call Information

On Thursday, October 28, 2010, at 8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m. Pacific Time, members of CTI’s management team will host a quarterly conference call to discuss CTI’s 2010 third quarter achievements and financial results.

Conference Call Numbers

Thursday, October 28, 2010 8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m. Pacific Time

1-800-762-9441 (US Participants)

1-480-629-9674 (International)

Call-back numbers for post-listening available at 11:30 a.m. Eastern Time:

1-800-406-7325 (US Participants)

1-303-590-3030 (International)

Passcode: 4377948#

Live audio webcast at www.celltherapeutics.com will be archived for post-call listening approximately two hours after call ends.

www.CellTherapeutics.com

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the market price of the Company’s securities. Specifically, the risks and uncertainties that could affect the development of pixantrone include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with pixantrone in particular, including, without limitation, the potential failure of pixantrone to prove safe and effective for the treatment of relapsed or refractory aggressive NHL and/or other tumors as determined by the FDA and/or the EMEA, that the FDA may not accept the Company’s special protocol assessment for pixantrone and/or proposed design for the protocol of the Company’s clinical trial and/or may request additional clinical trials, that if the Company conducts an additional clinical trial, it may not demonstrate the safety and effectiveness of pixantrone, that the Company cannot predict or guarantee the pace or geography of enrollment of its clinical trials, that the Company may not initiate a new clinical trial for pixantrone in 2010, that the Company may not submit the MAA in the E.U., that the EMEA may not accept the MAA, that the Company may not appeal the FDA’s decision in November 2010 or at all, that the Company’s appeal of the FDA’s decision may not be successful, that the Company may not be able to retire its 2011 debt, that the Company may not be able to sustain its current cost controls, and that the Company may not be able to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling pixantrone. Further risks and uncertainties include that the Company continues to have a substantial amount of debt outstanding and the quarterly interest expense associated with the debt is significant, the Company’s operating expenses continue to exceed its net revenues, that the Company may not be able to further reduce its operating expenses, that the Company will continue to need to raise capital to fund its operating expenses and may not be able to raise sufficient amounts to fund its continued operation as well as other risks listed or described from time to time in the Company’s most recent filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

###

Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

F: 206.272.4434

E: deramian@ctiseattle.com

www.celltherapeutics.com/media.htm

www.CellTherapeutics.com

Investors Contact:

Ed Bell

T: 206.282.7100

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.celltherapeutics.com/investors.htm

www.CellTherapeutics.com

Cell Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
License and contract revenue	$—	$20	$319	$60

Total revenues	—	20	319	60

Operating expenses, net:
Research and development	5,101	7,602	19,375	22,878
Selling, general and administrative	7,893	19,667	39,378	38,997
Restructuring charges and related gain on sale of assets, net	—	(178)	—	3,766
Gain on sale of investment in joint venture	—	—	—	(10,244)

Total operating expenses, net	12,994	27,091	58,753	55,397

Loss from operations	(12,994)	(27,071)	(58,434)	(55,337)
Other income (expense):
Investment and other income (expense), net	(23)	26	240	97
Interest expense	(385)	(826)	(1,948)	(4,026)
Amortization of debt discount and issuance costs	(166)	(227)	(600)	(5,575)
Foreign exchange gain (loss)	1,000	183	(300)	278
Debt conversion expense	—	—	(2,031)	—
Make-whole interest expense	—	—	—	(6,345)
Gain on derivative liabilities, net	—	—	—	7,218
Gain on exchange of convertible notes	—	180	—	7,381
Equity loss from investment in joint venture	—	—	—	(1,204)
Milestone modification expense	—	(6,000)	—	(6,000)
Settlement expense, net	—	(1,342)	—	(4,710)

Net loss before noncontrolling interest	(12,568)	(35,077)	(63,073)	(68,223)
Noncontrolling interest	46	53	149	205

Net loss attributable to CTI	(12,522)	(35,024)	(62,924)	(68,018)
Gain on restructuring of preferred stock	—	—	—	2,116
Preferred stock dividends	—	—	—	(24)
Deemed dividends on preferred stock	(3,085)	(13,812)	(50,519)	(23,460)

Net loss attributable to CTI common shareholders	$(15,607)	$(48,836)	$(113,443)	$(89,386)

Basic and diluted net loss per common share	$(0.02)	$(0.09)	$(0.17)	$(0.21)

Shares used in calculation of basic and diluted net loss per common share	711,549	527,204	659,244	420,520

Balance Sheet Data:	(amounts in thousands)
	September 30, 2010	December 31, 2009
	(unaudited)
Cash and cash equivalents	$17,268	$37,811
Working capital	(5,792)	(21,694)
Total assets	46,613	69,595
Convertible debt	22,172	62,142
Accumulated deficit	(1,542,526)	(1,429,083)
Total shareholders’ deficit	(5,716)	(18,769)